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                                                                     Exhibit 10k

                               Atrion Corporation
             Incentive Compensation Plan for Chief Financial Officer
                        For Calendar Years Beginning 2001

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This plan provides the opportunity for the Vice President and Chief Financial
Officer of Atrion Corporation (CFO), to receive incentive compensation based on the attainment of certain stated financial goals during each calendar year. This plan is effective for the calendar year 2001 and will remain in effect until it is modified or terminated.

Financial Goals:

During the first quarter of each calendar year, the Compensation Committee will set, at its sole discretion, a target for earnings per basic share (EPS) for the Corporation based on the Committee's expectations for Corporate performance during that year. The EPS will exclude earnings from discontinued operations, extraordinary and one-time items, and any bonus awards to the Corporation's executive officers whose compensation is paid directly by the Corporation and not by a subsidiary of the Corporation.

If the target EPS is achieved, then the CFO will be entitled to receive incentive compensation equal to 25% of his/her salary for that year. If the target is exceeded, than for each 1% of such excess in actual EPS over the target EPS, the CFO will be entitled to an additional bonus equal to 0.75% of base salary.